Exhibit 10.25

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and is of the type that the registrant treats as private and confidential.

Consulting Agreement

This Consulting Agreement (the “Agreement”) is effective as August 30, 2024 (the “Effective Date”), by and between Oruka Therapeutics, Inc., a Delaware corporation, with a principal place of business at 855 Oak Grove Avenue, Suite 100, Menlo Park, California 94025 (“Oruka”), and C. Jeff Dekker, an individual with a mailing address of [***] (“Consultant”). Oruka and the Consultant shall each be referred to herein individually as “Party” or collectively, as “Parties” to this Agreement.

Recitals

Whereas, Consultant has knowledge in accounting and financial matters related to Arca Biopharma, Inc.;

Whereas, Oruka has need of Consultant’s expertise with regard to such accounting and financial matters; and

Whereas, Oruka and Consultant desire to enter into this Agreement in order to set out the terms and conditions under which Oruka may engage Consultant to provide services to Oruka as further described herein.

Now Therefore, in consideration of the promises and undertakings set forth herein, the Parties agree as follows:

Agreement

1. Services and Payment. Consultant agrees to provide the services described in one or more Schedules appended hereto (the “Services”), the form of which is set forth in the attached Exhibit A. As the only consideration due Consultant for such Services actually rendered, Oruka will provide Consultant with the consideration described in the Scope of Services, attached hereto as Schedule A. From time to time, the Parties may agree to enter into other written Scopes of Services pursuant to the terms of this Agreement and each Scope of Services shall be sequentially referenced in successive Schedules (such as Schedule B, Schedule C, and so on) to this Agreement.

2. Performance. Consultant will provide all time, resources and attention required for the performance of the Services. Consultant represents that s/he has the requisite expertise, ability and legal right to provide the Services. The manner and means used by the Consultant to perform the Services desired by Oruka are in the sole discretion and control of the Consultant. Consultant agrees to perform the Services in a prompt, efficient, skillful, and professional manner.

A.	The Services will be provided solely and personally by Consultant. Consultant may not subcontract any of the Services under this Agreement to any third party.

B.	Consultant represents that it has the requisite expertise, ability, and legal right to provide the Services and will perform the Services diligently and with due care. Consultant will abide by all applicable laws, rules, and regulations applicable to it in the performance of the Services.

C.	Consultant shall keep Oruka reasonably informed about the status of the Services and will provide status updates as often as the Parties desire. Consultant agrees to participate in activities including meetings and/or conference calls if required that may be held on a regular basis to evaluate, review or discuss the progress made on the performance of the Services.

D.	Consultant shall not disclose to Oruka any confidential or proprietary information that belongs to any third party unless Consultant first obtains the consent of such third party and enters into a separate written agreement with Oruka covering that disclosure. Consultant shall not represent to Oruka as being unrestricted any designs, plans, models, samples, or other writings or products that Consultant knows are covered by valid patent, copyright, or other form of intellectual property protection belonging to a third party and shall promptly notify Oruka prior to providing Services if that is not the case. Failure by Consultant to notify Oruka as set forth above shall be considered a material breach of this Agreement and Oruka shall not be obligated to pay that portion of the Fee associated with the Service(s) or deliverable(s).

E.	If so required, Consultant shall notify Consultant’s institution and/or other applicable authorities or organizations of the financial relationship being established by this Agreement prior to providing the Services. If required by local laws or institution policy, Consultant shall obtain authorization from his/her employer or institution in the signature block at the end of this Agreement.

3. Compensation.

A.	Service Fees. In return for Services actually rendered, Oruka will pay Consultant at the rate set out in the relevant Schedule (the “Fee”). The total fees for Services shall not exceed the amount set out in the Schedule without an amendment to this Agreement.

B.	Reimbursement for Expenses. Certain expenses may be identified on the relevant Schedule as reimbursable by Oruka. If and only if the Schedule provides for the reimbursement of such expenses, Consultant may obtain reimbursement of such expenses by submitting expense reports with receipts or such other contemporaneous written documentation as may be required under Oruka’s policies or under the terms of this Agreement. Oruka is not under any obligation to reimburse expenses that are not properly documented, in the sole discretion of Oruka. All other expenses incurred by Consultant in connection with providing the Services under this Agreement will be the sole responsibility of Consultant.

C.	Invoicing. Consultant shall invoice Oruka in accordance with the invoice schedule in the Schedule. Invoices shall be submitted to ap@orukatx.com. Each invoice shall reference the relevant Schedule, describe in reasonable detail the Services related thereto and the expenses incurred in accordance with the terms of this Agreement. Oruka shall pay each undisputed invoice within thirty (30) days after receipt by Oruka of an invoice and all required supporting documentation.

D.	Taxes. Consultant hereby acknowledges that Oruka will report as compensation all payments to Consultant hereunder. Consultant will pay all required taxes on Consultant’s income from Oruka under this Agreement. Consultant will provide Oruka with Consultant’s taxpayer identification number or social security number, as applicable.

E.	No Benefits. During the Term, Oruka shall not be obligated, under any circumstances, to pay for, or keep in effect, any hospitalization, health, life or other insurance for the benefit of Consultant, to pay any employment or similar taxes, to make any tax withholdings or to provide any benefits that Oruka provides to its employees. All payroll and employment taxes, insurance and benefits shall be the sole responsibility of Consultant.

4. Confidential Information.

A.	Definition. For purposes of this Agreement, “Confidential Information” means information not generally known or available outside Oruka and information entrusted to Oruka in confidence by third parties. Confidential Information includes, but is not limited to, all information and data in whatever form disclosed to Consultant by or on behalf of Oruka or its Affiliates, including, without limitation, information concerning Oruka’s business, financial condition, operations, inventions, know-how, procedures, products, marketing plans, developmental or experimental work, clinical or other programs, and plans for research and development. Confidential Information also includes (i) any work product, deliverables or Services provided by Consultant to Oruka pursuant to this Agreement, and (ii) the existence and terms of this Agreement. Consultant acknowledges the confidential and secret character of the Confidential Information and agrees that the Confidential Information is the sole, exclusive and valuable property of Oruka.

B.	Confidential Information does not include information that Consultant can demonstrate by competent evidence (i) was in the public domain at the time of its receipt from or on behalf of Oruka or thereafter enters into the public domain through no fault of the Consultant, (ii) was already in Consultant’s rightful possession prior to receipt from or on behalf of Oruka, as evidenced by Consultant’s written records, and under no obligation of confidentiality to Oruka, or (iii) was rightfully communicated to Consultant by a third party not bound by any obligation of confidentiality.

C.	At all times during the Term of this Agreement and for five (5) years following the termination or expiration of this Agreement, Consultant shall not, directly or indirectly: (i) reproduce any of the Confidential Information except as necessary to perform the Services without the applicable prior written consent of Oruka, (ii) use the Confidential Information except in the performance of the Services, (iii) disclose, divulge, reveal, report, publish, or transfer to any third party for any purpose whatsoever, any Confidential Information, and (iv) keep in confidence all Confidential Information. Consultant will exercise all reasonable precautions to physically protect the confidentiality of the Confidential Information. Consultant shall, promptly upon request, whether during or after Term, return to Oruka or destroy any and all Confidential Information (whether in hard copy or electronic format, and including any copies thereof) in Consultant’s possession or under Consultant’s control, and upon request shall certify to Oruka the return or destruction of all such Confidential Information.

D.	Consultant agrees and acknowledges that, in the event of any breach of this Agreement by Consultant, Oruka may be irreparably and immediately harmed and may not be made whole by monetary damages. Accordingly, it is agreed that, in addition to any other remedy to which it may be entitled in law or in equity, Oruka shall be entitled to seek an injunction or injunctions in a court of competent jurisdiction to prevent breaches or threatened breaches of this Agreement and/or to seek to compel specific performance of this Agreement. Nothing herein shall be construed as prohibiting Oruka from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

E.	Consultant shall, promptly upon request, whether during or after the Term, return to Oruka or destroy any and all Confidential Information (whether in hard copy or electronic format, and including any copies thereof) in Consultant’s possession or under Consultant’s control, and upon request shall certify to Oruka the return or destruction of all such Confidential Information.

F.	If Consultant is required by a governmental authority or by valid order of a court of competent jurisdiction to disclose any of Oruka’s Confidential Information, Consultant will give Oruka prompt advance written notice thereof (if legally permitted) and Consultant will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Consultant will cooperate reasonably with Oruka in any efforts to seek a protective order.

G.	The Consultant shall immediately notify Oruka upon discovery of any loss or unauthorized disclosure of the Confidential Information and will work with Oruka to help Oruka regain possession of the Confidential Information.

5. Intellectual Property.

A.	Nothing in this Agreement will affect a Party’s rights to its Background Intellectual Property nor imply a grant of any license to a Party’s Background Intellectual Property unless expressly set forth herein. Except as expressly provided in this Agreement, no right, title or interest in or to any Oruka product or any trademark or any other intellectual property right of Oruka is granted, whether express or implied, by Oruka to Consultant. “Background Intellectual Property” means all intellectual property owned or licensed by the respective Parties as of the Effective Date (and during the term of this Agreement) and/or any intellectual property conceived, reduced to practice, used or developed by either Party outside the scope of this Agreement, and any improvements or enhancements thereof, and that is under the control of either Party and that is reasonably necessary, relevant or otherwise useful for performing the Services under this Agreement.

B.	Consultant hereby agrees that any know-how, data, results, invention, discovery, improvement, documentation or design or other intellectual property which Consultant develops as a result of performing the Services (collectively, “Oruka Intellectual Property”) are “works for hire,” and furthermore, Consultant hereby assigns to Oruka any right, title, and interest Consultant may have in any Oruka Intellectual Property. Upon the request of Oruka, Consultant shall provide Oruka with all documentation relating to any Oruka Intellectual Property, and execute and deliver to Oruka such further assignments, documents, and other instruments, as may be necessary to assign Oruka Intellectual Property to Oruka and to assist Oruka in applying for, obtaining and enforcing patents or other rights in the United States and in any foreign country with respect to any Oruka Intellectual Property. Oruka will bear the cost of preparation of all patent or other applications and assignments, and the cost of obtaining and enforcing all patents and other rights to Oruka Intellectual Property. Consultant will inform Oruka immediately upon becoming aware of any Oruka Intellectual Property that arises in the course of this Agreement.

C.	Upon the written request of Oruka, Consultant shall make any assignment provided for in this Section 5 directly to, or for the benefit of, Oruka or Oruka’s designee, including Consultant’s performance of any related obligations hereunder. If Oruka is unable, for any reason, to secure Consultant’s signature on any document needed in connection with the actions described in Section 5(B), Consultant hereby irrevocably designates and appoints Oruka and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact to act for and in Consultant’s behalf to execute, deliver and file any and all documents with the same legal force and effect as if executed by Consultant. Consultant acknowledges that this appointment is coupled with an interest.

D.	Consultant represents and warrants that all of its employees, agents, or subcontractors, or any of their respective agents who will perform or contribute to the Services have assigned any intellectual property rights in Oruka Intellectual Property to Consultant and have entered into written agreements with obligations no less stringent that those contained herein, including obligations for non-use and non-disclosure of Confidential Information. Consultant shall be liable to Oruka for the actions of its employees, agents, third parties or subcontractors or their respective agents for any of its obligations it delegates pursuant to this Agreement.

E.	Consultant agrees not to publish any Oruka Intellectual Property without the prior written consent of Oruka.

F.	The Parties acknowledge that as part of Consultant’s Background Intellectual Property, Consultant may possess intellectual property relevant to Consultant’s business generally, and not developed specifically for Oruka or as a direct result of performing the Services. In consideration of the mutual obligations contained herein, Consultant hereby grants Oruka a perpetual, worldwide, transferrable, fully paid-up, non-exclusive license to its Background Intellectual Property to the extent it is used in the Services, and solely for the purposes of receiving or enjoying the benefits of the Services or deliverables, or of using the end products of the Services.

6. Term; Termination. This Agreement is effective as of the Effective Date and will continue in full force for one (1) year (“Term”) unless terminated as provided in this Section 6. The terms of the Agreement will remain in effect after its termination or expiration with respect to a Schedule of Services that is still active between the Parties, but only through the completion of the Services or termination of the Schedule of Services in accordance with this Section 6.

A.	Termination of the Agreement. Either Party may terminate this Agreement or Schedule of Services at any time without cause upon thirty (30) days’ prior written notice to the other Party. Oruka may also delay or suspend the Services under a Scope of Service at any time for any reason by giving Consultant written notice.

B.	Termination for Breach. Either Party may terminate this Agreement or a Schedule of Services by written notice to the other Party, if the other Party is in breach of its material obligations, representations or warranties set forth in this Agreement. In the case of termination due to Consultant’s material breach, Oruka shall not be liable to pay for the Services related to the breach.

C.	Termination for Cause. Either Party may terminate this Agreement or a Schedule of Services upon written notice if the other Party: (a) becomes insolvent; (b) becomes the subject of a petition in bankruptcy which is not withdrawn or dismissed within sixty (60) days thereafter; or (c) makes an assignment for the benefit of creditors.

D.	Obligations following Termination. Upon the termination of this Agreement, the Parties shall work together to arrange for an orderly wind-down of the Agreement. Consultant shall use all reasonable efforts to conclude or transfer the Services in accordance with Oruka’s instructions. Upon termination of this Agreement, Consultant shall: (a) be entitled only to the Fee due and documented reimbursable expenses; and (b) immediately return the prorated share of any fees Oruka paid in advance under any Scope of Service. If necessary, the Parties shall agree to in good faith a separate agreement setting forth a wind-down plan, including tasks to be undertaken and costs associated with those tasks for the close-out of the Services and Consultant shall be paid for those fees agreed to in that wind-down plan only and not the Fee set forth herein as an addition.

E.	Survival. Any termination of this Agreement or a Scope of Service shall not relieve either Party of its obligations or liability for breaches or defaults of this Agreement or the Scope of Service incurred prior to or in connection with termination. All rights and obligations of the Parties arising prior to the termination of this Agreement or a Scope of Service, all provisions of this Agreement either allocating responsibility or liability between the Parties, and all rights and obligations of the Parties which by their terms are to be performed or complied with subsequent to or survive the termination of this Agreement, including but not limited to, the Parties’ rights and obligations under Sections 3.E, 4, 5, 6.D, 6.E, 9, 11, 12, 13, 14.C – 14.J shall survive the termination of this Agreement and any Scopes of Service and continue in effect.

7. Debarment or Exclusion Clause.

A.	Consultant hereby certifies that Consultant (i) has never been debarred under the Generic Drug Enforcement Act of 1992, 21 U.S.C. § § 335a(a) or (b) or debarred or sanctioned by any state or federal agency and (ii) is not currently excluded or otherwise ineligible from participating in any federal or state health care program. In the event that during the term of this Agreement Consultant (i) becomes debarred, (ii) becomes excluded or otherwise ineligible from participating in any federal or state health care program, or (iii) receives notice of an action or threat of an action with respect to any such debarment, sanction, or exclusion, Consultant agrees to immediately notify Oruka. Consultant also agrees that in the event that Consultant becomes debarred or excluded Consultant shall immediately cease all activities relating to this Agreement and Oruka shall have the right to terminate this Agreement immediately.

B.	Consultant hereby certifies that it has not and will not use in any capacity the services of any individual, corporation, partnership or association which (i) has been debarred under the Generic Drug Enforcement Act of 1992, 21 U.S.C. § § 335a(a) or (b), (ii) has been debarred or sanctioned by any state or federal agency, or (iii) is excluded or otherwise ineligible from participating in any federal or state health care program. In the event that Consultant becomes aware of the debarment, sanction, or exclusion, or threatened debarment, sanction, or exclusion of any individual, corporation, partnership or association providing services to Consultant which directly or indirectly relate to the Services, Consultant shall notify Oruka immediately. Upon the receipt of such notice by Oruka, or if Oruka otherwise becomes aware of such debarment, sanction, exclusion or threatened debarment, sanction, or exclusion, Oruka shall have the right to terminate this Agreement immediately.

C.	It is the intent of the Parties that this Agreement and the performance of the Parties’ duties hereunder shall not violate the anti-kickback and related provisions of the Social Security Act, 42 U.S.C. § 1320a-7b(b) (the “Anti-Kickback Statute”). The Parties represent that they have no intention to violate the prohibitions set forth in the Anti-Kickback Statute in connection with this Agreement. Consultant represents and warrants that Consultant will not attempt to and will not improperly or illegally influence, directly or indirectly individuals licensed to prescribe, and governmental agencies and their employees, by means including, but not limited to, offering inducements through monetary payments or other gifts of value designed to influence decisions relating to the marketing, approval, sale or purchase of Oruka’s products. The Parties agree that for the Fee for Services contracted hereunder is a fair market value compensation rate.

D.	In performing Services, Consultant will perform all obligations in compliance with all relevant anti-corruption laws of the United States including the Foreign Corrupt Practice Act (“FCPA”), and of other countries, states, provinces or municipalities where Services are to be performed and Studies conducted. Neither Consultant, nor any of Consultant’s Affiliates shall make any payment or provide any other thing of any value to any government official, political party, official of a political party, candidate for political office, an employee of a state-owned or state-controlled entity, or any other person in order to either influence or induce such person to perform or forbear to perform acts, wherein such performance or forbearance would constitute a violation of anti-corruption laws.

8. Independent Contractor. Nothing in this Agreement shall be construed to create an employment relationship between Consultant and Oruka. Except as specifically set forth herein, neither Party shall have nor exercise any control or direction over the methods by which the other Party performs work or obligations under this Agreement. Consultant shall be an independent contractor and shall have no authority to enter into contracts on behalf of Oruka, bind Oruka to any third parties or act as an agent on behalf of Oruka in any way.

9. Publicity, Use of Name, and Disclosures.

A.	Consultant shall not use the name of Oruka, Oruka’s Affiliates, or any of Oruka’s or Oruka’s Affiliate’s trademarks, whether registered or not, in any marketing-related communications to third parties, including its website, advertising or customer lists.

B.	Consultant’s relationship with Oruka is confidential information subject to the terms of Section 4, with the exception that Consultant hereby grants to Oruka an option, at no additional expense, to disclose confidentially, to display in Oruka website, or to issue a public announcement regarding the existence of this Agreement including the appointment of Consultant by Oruka and/or the collaboration hereunder during the Term, at a time decided by Oruka.

C.	Consultant agrees to the disclosure by Oruka of Consultant’s name, all funds payable to Consultant or an entity by or in which any Consultant receiving payments is employed, has tenure, or has an ownership interest, and such other information as may be required or appropriate, as follows: (i) as and if required by any laws or regulations applicable to the Services rendered to Oruka, and/or (ii) as may be required by other applicable government authority.

10. No Conflicts. Consultant represents and warrants that s/he does not have any relationship with third parties, including competitors of Oruka, which would place them in conflict of interest in the performance of the Services, or which would prevent them from carrying out the terms of this Agreement. Consultant agrees to advise Oruka of any such relationships that arise during the Term of this Agreement. Oruka will then have the option to terminate this Agreement immediately without further liability to Consultant other than the payment of Services performed to the date of termination. Consultant further represents and warrants that Consultant’s performance of the Services and all other obligations under this Agreement does not and will not breach any written or oral agreement Consultant has entered into, or will enter into, with any other party.

11. Indemnification. Consultant expressly agrees that s/he is liable for (i) the Services provided hereunder, including any claim that the related intellectual property rights or the exercise of any rights infringes on, constitutes a misappropriation of the subject matter of, or otherwise violates any patent, copyright, trade secret or trademark of any third party or breaches any third party’s contractual rights, (ii) any breach or alleged breach by Consultant of any representation, warranty, certification, covenant, obligation or other agreement set forth in this Agreement or (iii) Consultant’s negligence or willful misconduct under this Agreement.]

12. Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, WARRANTY, TORT (EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), LOST PROFITS OR SAVING, LOSS OF INCOME, LOSS OF PRODUCTION, PUNITIVE DAMAGES, INJURY TO REPUTATION, LOSS OF CUSTOMERS OR BUSINESS, OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE; PROVIDED, THAT, THE ABOVE LIMITATION OF LIABILITY SHALL NOT APPLY TO BREACHES TO (I) THE NON-USE AND NON-DISCLOSURE OBLIGATIONS SET FORTH IN SECTION 4 AND (II) THE RIGHT AND OBLIGATIONS RELATED TO INTELLECTUAL PROPERTY IN SECTION 5 OR FOR CLAIMS AS A RESULT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. MOREOVER, NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT IN THE INDEMNIFICATION RIGHTS OR OBLIGATIONS IN SECTION 12.

13. General Provisions.

A.	Affiliates. “Affiliate” means, with respect to a Party, any entity, that controls, is controlled by, or is under common control with, such Party. For purposes of this definition, “control” will refer to: (a) the possession, directly or indirectly, of the power to direct the management of an entity, whether through ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of an entity.

B.	Non-exclusivity. Oruka does not grant exclusivity to Consultant for any of the Services. Oruka is free to obtain the services of any third party to perform any or all of the Services. Consultant shall be free to provide consulting services to any third party and/or be employed by any third party, so long as such provision of consulting services or employment does not impede Consultant’s provision of the Services.

C.	Governing Law; Venue. This Agreement will be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. With respect to any disputes arising out of or related to this Agreement, the Parties consent to the exclusive jurisdiction of, and venue in, the state courts in San Mateo County in the State of California (or in the event of exclusive federal jurisdiction, the United States District Courts, Northern District of California).

D.	Waiver. The failure or delay of either Party to enforce its rights under this Agreement at any time for any period will not be construed as a waiver of such rights; nor shall any single or partial waiver thereof preclude any other or further exercise of any right hereunder. No waivers to this Agreement will be effective unless in writing and signed by the Party against which waiver is to be enforced.

E.	Entire Agreement; Amendments. This Agreement sets forth the entire agreement and understanding between the Parties relating to its subject matter and supersedes all prior discussions and agreements (whether oral or written) between the Parties with respect thereto. No amendments to this Agreement will be effective unless in writing and executed by both Parties.

F.	Severability. If any provision of this Agreement is held invalid by any law, rule, order or regulation of any government or by the final determination of any court of competent jurisdiction, such invalidity shall not affect the enforceability of the enforceability and validity of the remainder of this Agreement.

G.	Successors and Assigns. Consultant may not assign, transfer or subcontract any obligations under this Agreement without the written consent of Oruka. Any attempt to do so will be void. Oruka may assign its rights and obligations under this Agreement in whole or part. This Agreement will be binding upon Consultant’s heirs, executors, administrators and other legal representatives, and Consultant’s successors and permitted assigns, and will be binding on and for the benefit of Oruka and its successors and assigns.

H.	Remedies. Consultant acknowledges and agrees that violation of this Agreement may cause Oruka irreparable harm and that Oruka will therefore be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security, in addition to any other rights or remedies that Oruka may have for a breach of this Agreement. If any Party brings any suit, action, counterclaim or other proceeding to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to recover a reasonable allowance for attorneys’ fees and litigation expenses in addition to court costs.

I.	Notices. All notices under this Agreement must be in writing and shall be deemed given when delivered personally and confirmed by signature, or when received after being sent by nationally recognized courier service, or when received when sent by prepaid certified mail, to the address of the Party to be noticed as set forth herein or such other address as such Party last provided to the other Party by written notice.

If to Consultant: Jeffrey Dekker [***]	If to Oruka: Oruka Therapeutics, Inc. 855 Oak Grove Ave., Suite 100 Menlo Park, CA 94025 Attention: General Counsel

J.	Not Construed Against Drafter. The Parties acknowledge that they have read this Agreement, have had the opportunity to review it with an attorney of their respective choice, and have agreed to all its terms. Under these circumstances, the Parties agree that the rule of construction that a contract be construed against the drafter shall not be applied in interpreting this Agreement and that in the event of any ambiguity in any of the terms or conditions of this Amendment, such ambiguity shall not be construed for or against any Party hereto on the basis that such Party did or did not author same.

K.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. A facsimile, PDF or other electronic signature of a Party shall be binding as an original.

L.	Authority. By signing this Agreement, each Party represents that it is duly authorized to execute, enter into delivery and perform its obligations under this Agreement and that this Agreement is enforceable against it in accordance with its terms.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

Oruka Therapeutics, Inc.		C. Jeff Dekker

By:	/s/ Arjun Agarwal	By:	/s/ C. Jeff Dekker
Name:	Arjun Agarwal	Name:	C. Jeff Dekker
Title:	SVP Finance	Title:	Consultant

SCHEDULE A

This Schedule A (the “Scope of Services”) is effective as of August 30, 2024 (the “Effective Date”) by and between Oruka Therapeutics, Inc. (“Oruka”) and C. Jeff Dekker (“Consultant”) pursuant to that certain Consulting Agreement between the Parties dated August 30, 2024 (together with any amendments thereto, the “Agreement”). The terms and conditions of the Agreement shall apply to the Parties’ conduct hereunder. Capitalized terms not otherwise defined in this Scope of Services will have the same meaning as set forth in the Agreement.

Principal contacts:

Oruka: Arjun Agarwal/ arjun.agarwal@orukatx.com / (408) 505 3949

Consultant: C. Jeff Dekker / [***] / [***]

1.	Services. Consultants shall provide the following Services for Oruka upon request including by not limited to:

•	Finalize accounting and reporting for ARCA biopharma through the merger date.

•	Ensure transition of ARCA documents, finances and other items to Oruka.

•	Advise or answer questions as needed related to ARCA.

Compensation. In consideration of the Services to be performed hereunder, Oruka will pay Consultant twenty thousand US Dollars ($20,000.00) for up to forty (40) hours per week over an anticipated engagement of two (2) weeks duration. Additional services after the initial two week duration will be invoiced at $250 per hour. The maximum compensation payable under this Agreement shall not exceed twenty-seven thousand five hundred US Dollars ($27,500.00), without a written amendment to the Agreement.

2.	Payments and Invoices. Consultant shall be paid based on the terms of this Schedule A, unless otherwise notified in writing by Oruka. Consultant will invoice Oruka monthly for any expenses and invoices shall be paid by Oruka in accordance with the Agreement.

3.	Expenses. Oruka will also reimburse Consultant for all out-of-pocket expenses actually incurred by Consultant in rendering services under this Agreement so long as such expenses, in Oruka’s opinion, are reasonable and necessary and have been pre-approved in writing by Oruka. Such expenses will include reasonable and necessary economy travel, business-class hotel lodging and meals. Consultant shall provide Oruka with a written expense report, complete with receipts or other reasonable documentation, for all such expenses requested for reimbursement.

IN WITNESS WHEREOF, the Parties have entered into this Scope of Services as of the Effective Date.

Oruka Therapeutics, Inc.		C. Jeff Dekker

By:	/s/ Arjun Agarwal	By:	/s/ C. Jeff Dekker
Name:	Arjun Agarwal
Title:	SVP Finance